UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2005

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 31, 2005, the Compensation Committee of the Board of Directors of Hologic, Inc., a Delaware corporation (the “Company”), approved cash bonuses with respect to fiscal 2005 performance and new base salaries for its executive officers. A portion of the fiscal 2005 cash bonuses includes a deferred portion, which is part of a larger deferred bonus pool awarded to a number of the Company’s key employees and executives, to be paid to participants in the deferred bonus pool who are employed by the Company on October 1, 2006. In the event that one or more persons that have been allocated a portion of the deferred bonus pool are not employed by the Company on October 1, 2006, the amounts allocated to such persons will be reallocated to the remaining participants in the deferred bonus pool on a pro rata basis. The cash bonuses for fiscal 2005 reflect the Company’s exceptional performance during fiscal 2005.

The following table sets forth the 2005 cash bonus, including the deferred amount as of October 31, 2005, and the new base salary for each of the executive officers listed below.

Name and Principal Office	2005 Cash Bonus	2005 Cash Bonus Deferred	2006 Base Salary
John W. Cumming Chairman of the Board, Chief Executive Officer and Director	$515,000	$100,000	$485,500 (effective January 1, 2006)

Jay A. Stein Chairman Emeritus, Chief Technical Officer and Director	$125,000	$50,000	$230,000 (effective January 1, 2006)

Robert A. Cascella President and Chief Operating Officer	$310,000	$50,000	$350,000 (effective January 1, 2006)

Glenn P. Muir Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Director	$286,000	$50,000	$292,500 (effective January 1, 2006)

John Pekarsky Senior Vice President, Sales and Strategic Accounts	—	$50,000	$200,000 (effective September 25, 2005)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 3, 2005	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Chief Financial Officer, Executive Vice President, Finance and Treasurer